UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 22, 2014

AllianceBernstein Holding l.p.
(Exact name of registrant as specified in its charter)

Delaware	001-09818	13-3434400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 22, 2014, AllianceBernstein L.P. entered into an amended and restated committed, unsecured five-year senior revolving credit facility in a principal amount of up to $1.25 billion with Sanford C. Bernstein & Co., LLC (a wholly-owned subsidiary of AllianceBernstein L.P., “SCB” and, together with AllianceBernstein L.P., the “Borrowers”), as an additional Borrower, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Citigroup Global Markets Inc. (“CGMI”),  J.P. Morgan Securities LLC (“JPMS”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTM UFJ”) and HSBC Securities (USA) Inc. (“HSBC”), as joint lead arrangers and joint book managers (Merrill Lynch, CGMI, JPMS, BTM UFJ and HSBC, in such capacities, the “Joint Lead Arrangers and Joint Book Managers”), and the other lending institutions party thereto (the “Amended and Restated Credit Facility”).  The Amended and Restated Credit Facility amends and restates the 2012 Credit Facility, which is an amendment and restatement of the 2010 Credit Facility, each as referred to below.

On December 9, 2010, AllianceBernstein L.P. entered into an unsecured three-year senior revolving credit facility in a principal amount of up to $1.25 billion with SCB as an additional Borrower, Bank of America, N.A., as Administrative Agent, Merrill Lynch, JPMS and CGMI, as Joint Lead Arrangers and Joint Book Managers, and the other lending institutions party thereto (the “2010 Credit Facility”).

On January 17, 2012, AllianceBernstein L.P. entered into an amended and restated unsecured five-year senior revolving credit facility in a principal amount of up to $1.25 billion with SCB as an additional Borrower, Bank of America, N.A., as Administrative Agent, Merrill Lynch, CGMI and JPMS, as Joint Lead Arrangers and Joint Book Managers, and the other lending institutions party thereto (the “2012 Credit Facility”).  The 2010 Credit Facility was amended and restated in order to extend the maturity date from December 9, 2013 to January 17, 2017.

The 2012 Credit Facility has been amended and restated by the Amended and Restated Credit Facility in order to extend the maturity date from January 17, 2017 to October 22, 2019.  Other than extending the maturity date, the Amended and Restated Credit Facility does not include any significant changes in terms and conditions.

The foregoing does not constitute a complete summary of the terms of the Amended and Restated Credit Facility, and reference is made to the complete text of the credit agreement, which is attached hereto as Exhibit 10.01.

Item 2.02.	Results of Operations and Financial Condition.

AllianceBernstein L.P. and AllianceBernstein Holding L.P. (collectively, “AllianceBernstein”) are furnishing their news release issued on October 23, 2014 announcing financial and operating results for the quarter ended September 30, 2014 (“3Q14 Release”).  The 3Q14 Release is attached hereto as Exhibit 99.01.

AllianceBernstein is furnishing its Third Quarter 2014 Review, dated October 23, 2014 (“3Q14 Review”). The 3Q14 Review is attached hereto as Exhibit 99.02.

AllianceBernstein is furnishing a transcript of its conference call with analysts relating to the 3Q14 Release and the 3Q14 Review (“3Q14 Transcript”).  The call took place on October 23, 2014.  The 3Q14 Transcript is attached hereto as Exhibit 99.03.

Item 7.01.	Regulation FD Disclosure.

AllianceBernstein is furnishing the 3Q14 Release, which is attached hereto as Exhibit 99.01.

AllianceBernstein is furnishing the 3Q14 Review, which is attached hereto as Exhibit 99.02.

AllianceBernstein is furnishing the 3Q14 Transcript, which is attached hereto as Exhibit 99.03.

Item 8.01	Other Events

On December 12, 2013, AllianceBernstein acquired W.P. Stewart & Co., Ltd. (“WPS”), an equity investment manager that managed, as of December 12, 2013, approximately $2.1 billion in U.S., Global, and EAFE concentrated growth equity strategies for its clients, primarily in the U.S. and Europe. On the date of this acquisition, each of approximately 4.9 million outstanding shares of WPS common stock (other than certain specified shares, as previously disclosed in Amendment No. 2 to Form S-4 filed by AllianceBernstein L.P. on November 8, 2013) was converted into the right to receive $12 per share and one transferable contingent value right (“CVRs”) entitling the holders to an additional $4 per share cash payment if the Assets Under Management (as such term is defined in the Contingent Value Rights Agreement (“CVR Agreement”) dated as of December 12, 2013, a copy of which was filed as Exhibit 4.01 (“Exhibit 4.01”) to the Form 10-K for the year ended December 31, 2013 filed by each of AllianceBernstein L.P. and AllianceBernstein Holding L.P.) in the acquired WPS investment services exceed $5 billion on or before December 12, 2016, subject to certain measurement procedures and limitations set forth in the CVR Agreement.  The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by the full text of the CVR Agreement included as Exhibit 4.01 to our Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

As of September 30, 2014, the Assets Under Management are approximately $2.3 billion.  As noted above, payment pursuant to the CVRs is triggered if Assets Under Management exceed $5 billion on or prior to December 12, 2016, subject to certain measurement procedures and limitations.  See the definition of AUM Milestone in Exhibit 4.01 for additional information regarding the circumstances that trigger payment pursuant to the CVRs.

Management has determined that the AUM Milestone did not occur during the third quarter of 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Amended and Restated Credit Facility.

99.01	3Q14 Release.

99.02	3Q14 Review.

99.03	3Q14 Transcript.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AllianceBernstein Holding l.p.

Dated: October 24, 2014	By:	/s/ Mona Bhalla
Mona Bhalla Corporate Secretary